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[AGCO CORPORATION LOGO] AGCO Corporation
                        4205 River Green Parkway Duluth, GA USA 30096-2568 www.agcocorp.com
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                        Telephone 770.813.9200


FOR IMMEDIATE RELEASE
Friday, October 3, 2003

CONTACT: Molly Dye                             or     Andy Beck
         Vice President, Corporate Relations          Senior Vice President and
         (770) 813-6044                               Chief Financial Officer
                                                      (770) 813-6083


            AGCO PROVIDES UPDATE ON 3RD QUARTER & FULL YEAR RESULTS
               WEAKNESS IN WESTERN EUROPEAN MARKET CONDITIONS AND
             CONTINUED MANUFACTURING INEFFICIENCIES IMPACT RESULTS

          DULUTH, GA - October 3rd - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, provided an update on its expected results for the third quarter and full year of 2003. Due to weaker market conditions in Western Europe and the continuation of production inefficiencies in the Company's Beauvais, France manufacturing facility, AGCO currently anticipates that its earnings per share excluding restructuring and infrequent expenses will range from $0.17 to $0.22 for the third quarter of 2003 and $1.17 to $1.30 for the full year. Including estimated restructuring and infrequent expenses in 2003 of approximately $4 million, or $0.04 per share, for the third quarter and $32 million, or $0.27 per share, for the full year, earnings per share for 2003 are expected to range from $0.13 to $0.18 for the third quarter and $0.90 to $1.03 for the full year. For 2002, AGCO reported net income of $0.13 per share for the third quarter and a loss of $1.14 per share for the full year.

         The Western European market has been negatively impacted by record heat and dry conditions in many of AGCO's key markets including Germany, France and Spain. Retail unit sales of tractors in Western Europe are 3% below 2002 through August with a more significant decline in Germany. German retail sales of tractors over 40 horsepower were 11% below the prior year through August and were 17% below the prior year in the months of June, July and August. Drought conditions resulted in crop loss in many markets. These poor conditions along with other economic uncertainties have reduced dealer orders in these markets. In order to manage inventory levels in the balance of the year, AGCO has reduced production and its sales forecast to reflect the reduced demand. AGCO's earnings are expected to be impacted by reduced sales volume of high margin high horsepower tractors, lower production, and lower part sales.

         AGCO's results for the third quarter and full year also are expected to be impacted by higher manufacturing costs, particularly in its Beauvais, France manufacturing facility. The Beauvais facility continues to experience inefficiencies and production delays associated with the transition of production from AGCO's Coventry, England facility, which was closed in the third quarter of 2003. AGCO has reduced production levels in the facility for the balance of the year in order to ensure a reliable flow of materials from suppliers and to control inventory levels. In addition, the introduction of new products has been deferred from original plans to allow for a smoother transition to new designs. As a result of these actions, AGCO's earnings are expected to continue to be impacted by lower sales and production of Beauvais products.
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         "Our results in Western Europe have been impacted by weakening market conditions and production issues," stated Robert J. Ratliff, AGCO's Chairman and Chief Executive Officer. "We have been particularly affected by declines in Germany, caused by the recent drought and general economic conditions. Due to our strong market position with the Fendt product line in Germany, we have experienced declines in sales and orders of high margin, Fendt high-horsepower tractors."

         "Although we rectified some of the manufacturing problems which impacted our second quarter results, we are still experiencing manufacturing issues associated with ramping up production in our Beauvais facility," stated Mr. Ratliff. "Since we have not achieved the productivity and production levels anticipated after the August summer shutdown, we have now chosen to lower our requirements on the facility in order to rectify our deficiencies in 2003. Our focus will be to aggressively identify and execute corrective actions in Beauvais in order to fully eliminate these costs in 2004."

         The Company will host a conference call with respect to this update today at 10:00 a.m. Eastern Time. Interested persons can access the conference call via the Company's website at www.agcocorp.com. The website replay will be available immediately following the conference call and will remain available for the next twelve months.

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SAFE HARBOR STATEMENT

Statements which are not historical facts, including net income projections, projected cost savings and restructuring expense estimates are forward looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company's financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company's results is included in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the three months ended June 30, 2003. The Company disclaims any responsibility to update any forward-looking statements.

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          AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8,450 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), White(R) and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agric edit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2002, AGCO had net sales of $2.9 billion.

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Please visit out website at www.agcocorp.com.